                                                                     EXHIBIT 3.6

                       EQUITY RESIDENTIAL PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY
                                     TO THE
                SECOND AMENDED AND RESTATED DECLARATION OF TRUST


             EQUITY RESIDENTIAL PROPERTIES TRUST, a Maryland real estate investment trust, having its principal office in Baltimore City, Maryland (hereinafter called the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "MSDAT") that:

             FIRST: Pursuant to authority expressly vested in the Board of Trustees of the Trust by Sections 5.3 and 5.4 of the Second Amended and Restated Declaration of Trust of the Trust (the "Declaration of Trust"), the Board of Trustees has duly divided and classified 220,000 preferred shares of beneficial interest, par value $.01 per share, of the Trust (the "Unclassified Preferred Shares") into additional preferred shares of beneficial interest of a series heretofore designated as "8.50% Series M-1 Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $.01 per share (Liquidation Preference $50.00 Per Share)" of the Trust (the "Series M-1 Preferred Shares") and has provided for the issuance of such additional shares of such series.

             SECOND: The reclassification increases the number of shares classified as the Series M-1 Preferred Shares from 1,100,000 shares immediately prior to the reclassification to 1,320,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as the Unclassified Preferred Shares from 72,054,348 shares immediately prior to the reclassification to 71,834,348 shares immediately after the reclassification.

             THIRD: The terms of the Series M-1 Preferred Shares (including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption) are as provided in Article First of the Articles Supplementary to the Declaration of Trust (dated March 8, 2000 and filed with the MSDAT on March 9, 2000) and remain unchanged by these Articles Supplementary.

                       *       *       *       *       *

             IN WITNESS WHEREOF, EQUITY RESIDENTIAL PROPERTIES TRUST has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Secretary on March 23, 2000.

WITNESS:                           EQUITY RESIDENTIAL PROPERTIES TRUST



/s/ Bruce C. Strohm                /s/ Michael J. McHugh
-------------------                ---------------------
Bruce C. Strohm, Secretary         Michael J. McHugh, Executive Vice President